UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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ABLE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ABLE ENERGY, INC.
198 GREEN POND ROAD
ROCKAWAY, NEW JERSEY 07866
SUPPLEMENT
TO
PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 29, 2006

This Supplement supplements the information contained in Able Energy’s definitive proxy statement dated August 7, 2006 (the“Proxy Statement”) for the Special Meeting of Able Energy stockholders to be held on August 29, 2006 (the“special meeting”), first mailed on or about August 7, 2006 to stockholders of record at the close of business on August 1, 2006. The purpose of this Supplement is to provide information regarding a recent material development pertaining to All American and Able Energy. This Supplement is being mailed on or about August 18, 2006 to stockholders of record at the close of business on August 1, 2006. Please refer to the Proxy Statement for certain defined terms that are used in this Supplement.

RECENT DEVELOPMENTS

Sale of Secured Debentures

        On August 15, 2006, All American entered into a Securities Purchase Agreement with certain purchasers identified therein pursuant to which the purchasers agreed to loan All American an aggregate of $2,200,000 evidenced by secured debentures (the “August Debentures”). This financing transaction is expected to close on or about August 17, 2006. Terms of the August Debentures are similar to the terms of the (a) Securities Purchase Agreement dated January 20, 2006, among All American and substantially the same purchasers, whereby All American was loaned an aggregate of $2,500,000 in exchange for issuing convertible debentures and related investment rights which are described in the Proxy Statement (the “January Debentures”) as well to (b) the June Debentures (as described in the Proxy Statement).

Approximately $600,000 of the $2,200,000 from the proceeds of the August Debentures will be used to pay accrued interest and other expenses owed by All American arising out of prior financings with the same purchasers referred to in the Proxy Statement as the June Debentures and January Debentures. Consequently, All American will be receiving approximately $1.6 million in proceeds from the August Debentures. In addition, All American will use a portion of the proceeds from the August Debentures to repay a $600,000 loan we made to All American on August 14, 2006 together with any accrued interest then due. If the acquisition of All American’s assets is consummated, this financing transaction will impact us because the August Debentures and additional investment rights issued in this transaction will be exchanged into, respectively, amortizing convertible debentures convertible into shares of our common stock and warrants exercisable to purchase shares of our common stock.

The August Debentures shall be repaid within three years from the date of issuance, subject to the occurrence of an event of default, with interest payable at the rate per annum equal to LIBOR for the applicable interest period, plus 4% payable on a quarterly basis on April 1st, July 1st, October 1st and January 1st, beginning on the first such date after the date of issuance of the debentures. The loan is secured by real estate property owned by All American in Clarion County, Pennsylvania. In addition, the terms of the financing contemplate that, in the event that we do not complete the acquisition of All American within six months of the date of the Securities Purchase Agreement, All American shall be considered in default of the loan. Pursuant to additional investment rights granted by All American to the purchasers pursuant to the Securities Purchase Agreement, the purchasers may loan All American up to an additional $2,200,000 on the same terms and conditions as the initial $2,200,000 loan, except that the conversion right for these additional debentures will be $4.00 per share.

In addition to the additional investment rights described above, the purchasers of the August Debentures shall also have a further investment right to purchase units consisting of convertible debentures in the aggregate amount of up to $6,160,000 and common stock purchase warrants equal to 50% of the face amount of such additional debentures., The conversion price of such additional debentures shall be $6.50 per share of common stock with respect to the first $3,080,000 of additional debentures purchased, and 80% of the average weighted price of our common stock during the 20 trading days immediately prior to the purchasers' election to purchase the additional debentures, with respect to the remaining $3,080,000. The additional warrants shall have a five-year term and an exercise price of 110% of the conversion price. In the event of the occurrence of a default with respect to the additional debentures, we shall have identical redemption rights to those described in the next paragraph. Such further investment right shall expire on the date that is the later of (A) nine months from the date of the purchase agreement (August 15, 2006) or (B) four and one-half months (4.5) after the effective date of the registration statement filed by us with the Securities and Exchange Commission with respect to the shares of our common stock issuable upon the conversion of the debentures we issued to the purchasers of the August Debentures.

If we consummate the acquisition of All American, upon such consummation, we will assume certain contracted obligations relating to the August Debentures through the execution of a Securities Assumption, Amendment and Issuance Agreement, Registration Rights Agreement, Common Stock Purchase Warrant Agreement and Variable Rate Secured Convertible Debenture Agreement, between us and each of the purchasers of the August Debentures. Such documents provide that the real estate collateral shall continue to secure the loan, until the earlier of full repayment of the loan or conversion by the purchasers of the August Debentures into shares of our common stock at a conversion rate of the lesser of (i) the purchase price paid by us for each share of All American common stock in the acquisition, or (ii) $3.00, the conversion price, subject to further adjustment. In addition, the purchasers shall have the right to receive five-year warrants to purchase 366,667 of our common stock at an exercise price of $3.75 per share. We shall also have an optional redemption right (which right shall be mandatory upon the occurrence of an event of default) to repurchase all of the debentures for 125% of the face amount of the debentures plus all accrued and outstanding interest and expenses, as well as a right to repurchase all of the debentures in the event of the consummation of a new financing in which we sell securities at a purchase price that is below the conversion price.

We also reinstated and amended the additional investment rights and the further investment rights of the holders of the June Debentures and January Debentures to be exercisable during the same period as the additional investment rights and further investment rights of the purchasers of the August Debentures , as described above.

Pursuant to the Registration Rights Agreement among All American and the purchasers of the August Debentures, if we consummate the acquisition of All American, the purchasers shall have demand registration rights with respect to all shares of our common stock obtained by them through the conversion of the August Debentures.

Our assumption of the August Debentures and warrants and the potential issuance of the additional debentures and additional warrants will require subsequent shareholder approval so that we will comply with Nasdaq’s Change of Control Rule and 20% Rule.

        Except as described above, there is no other change to the Proxy Statement, and the matters described therein, as a result of this recent development.

        If you have questions about the recent development or the Proxy Statement, you may write or call Able Energy, Inc., 198 Green Pond Road, Rockaway, New Jersey 07866, (973) 625-1012, Attention: Gregory D. Frost or Christopher Westad.

        Your vote is important. If you have not already done so, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of our common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

The recommendation of our board of directors has not changed as a result of this recent development. Our board of directors unanimously recommends that you vote “FOR” the proposal to effect an issuance of our common stock which will result in our acquisition of All American.

By Order of the Board of Directors,

Gregory D. Frost
Chief Executive Officer and Chairman of the Board
August 17, 2006